Exhibit 99.1

DOLLAR TREE, INC. REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2011
•	Diluted earnings per share increased 24.0% to $1.60
•	Consolidated net sales increased 12.8%
•	Comparable store sales increased 7.3%

CHESAPEAKE, Va. – February 22, 2012 – Dollar Tree, Inc. (NASDAQ: DLTR), North America’s  leading operator of discount variety stores selling everything for $1 or less, today reported results for the  fourth quarter and fiscal year ended January 28, 2012 (“fourth quarter 2011” and “fiscal year 2011”).

Fourth Quarter Results
Consolidated net sales for the fourth quarter were $1.95 billion, a 12.8% increase compared to $1.73 billion reported for the quarter ended January 29, 2011 (“fourth quarter 2010”). Comparable store sales increased 7.3%, on top of a 3.9% increase for the fourth quarter 2010.

Earnings per diluted share for the fourth quarter were $1.60, an increase of 24.0% compared to the $1.29 earnings per diluted share reported for the fourth quarter 2010.

“I am pleased to report that our business momentum remains strong as Dollar Tree’s sales, operating margin, and earnings continued to expand in the fourth quarter,” said President and CEO Bob Sasser.  “Dollar Tree is focused on providing a broad, balanced assortment of merchandise that customers need and want at surprising values. Our stores are clean, bright, convenient, seasonally relevant and fun to shop. We are looking forward to an exciting Spring and Easter selling season.”

Operating margin increased 50 basis points for the quarter to 15.5%.  The improvement was driven by a 20 basis point increase in gross margin and a 30 basis point reduction in Selling, General and Administrative expenses.

Cash and investments at quarter-end totaled $288.3 million, compared with $486.0 million at the end of the fourth quarter 2010. During the fourth quarter, the Company repurchased 3.5 million shares for $300.0 million. During the full fiscal year 2011, the Company repurchased 8.7 million shares for $645.9 million, and has $1.2 billion remaining on its share repurchase authorization.

During the fourth quarter, Dollar Tree opened 21 stores, expanded or relocated 3 stores, and closed 5 stores. Retail selling square footage increased 6.9% compared to a year ago, to 37.6 million square feet.

Full Year Results
For fiscal year 2011, the Company’s consolidated net sales were $6.63 billion, a 12.7% increase compared with 2010 sales of $5.88 billion. Comparable store sales increased 6.0%, on top of a 6.3% increase last year.  Diluted earnings per share were $4.03, an increase of 30.0% from diluted earnings per share of $3.10 in 2010. As we have previously disclosed, in the first quarter 2010 we recorded a non-recurring, non-cash charge of $26.3 million, or $0.13 per diluted share, relating to a retail inventory accounting change.  Excluding this charge our earnings for fiscal 2010 were $3.23 per diluted share.

Guidance
The Company estimates sales for the first quarter of 2012 to be in the range of $1.65 billion to $1.69 billion, based on low -to- mid single digit positive comparable-store sales, and 7.0% square footage growth. Diluted earnings per share are expected to be in the range of $0.91 to $0.97.

For the full year, the Company estimates sales will range from $7.25 billion to $7.42 billion.  This estimate is based on a range of low -to -mid single digit positive comparable-store sales, and square footage growth of approximately 7.2% for the year. Fiscal year 2012 diluted earnings per share are expected to be in the range of $4.65 to $4.90. These estimates assume no impact from potential additional share repurchase activity in 2012.  In addition, 2012 will include a 53rd week that will be recorded in the fourth quarter 2012. The extra week is expected to add $120 million to $130 million to sales in the fourth quarter 2012 and $0.13 to $0.15 earnings per diluted share, both of which are included in our guidance.

Conference Call
On Wednesday, February 22, 2012, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST.  The telephone number for the call is 888-244-2435.  A recorded version of the call will be available until midnight Wednesday, February 29, and may be accessed by dialing 888-203-1112. The access code is 9054013.  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Wednesday, February 29.

Dollar Tree, a Fortune 500 Company, operated 4,351 stores across 48 U.S. states and 5 Canadian Provinces as of January 28, 2012. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding estimated consolidated net sales, comparable-store sales, and diluted earnings per share for the first quarter and full year 2012 and for the 53rd week of 2012.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 17, 2011, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections in our Quarterly Report on Form 10-Q filed November 17, 2011 and in our other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	Fourth Quarter Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Net sales	$1,945.6	$1,725.3	$6,630.5	$5,882.4

Cost of sales, excluding non-cash
beginning inventory adjustment	1,211.1	1,077.4	4,252.2	3,768.5
Non-cash beginning inventory adjustment	-	-	-	26.3

Gross profit	734.5	647.9	2,378.3	2,087.6
	37.8%	37.6%	35.9%	35.5%

Selling, general & administrative expenses	432.5	389.2	1,596.2	1,457.6
	22.2%	22.6%	24.1%	24.8%

Operating income	302.0	258.7	782.1	630.0
	15.5%	15.0%	11.8%	10.7%

Interest expense, net	0.7	1.0	2.9	5.6
Other income, net	(0.2)	(0.4)	(0.3)	(5.5)

Income before income taxes	301.5	258.1	779.5	629.9
	15.5%	15.0%	11.8%	10.7%

Income tax expense	113.6	95.6	291.2	232.6
Income tax rate	37.7%	37.0%	37.4%	36.9%

Net income	$187.9	$162.5	$488.3	$397.3
	9.7%	9.4%	7.4%	6.8%

Net earnings per share:
Basic	$1.61	$1.30	$4.06	$3.13
Weighted average number of shares	116.6	124.7	120.3	127.1

Diluted	$1.60	$1.29	$4.03	$3.10
Weighted average number of shares	117.6	125.8	121.2	128.0

The twelve months ended January 29, 2011 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	January 28,	January 29,
	2012	2011
	(unaudited)

Cash and cash equivalents	$288.3	$311.2
Short-term investments	-	174.8
Merchandise inventories	867.4	803.1
Other current assets	53.7	44.2
Total current assets	1,209.4	1,333.3

Property and equipment, net	825.3	741.1
Goodwill	173.1	173.1
Deferred tax assets	16.8	38.0
Other assets, net	104.0	95.0

Total assets	$2,328.6	$2,380.5

Current portion of long-term debt	$15.5	$16.5
Accounts payable	286.7	261.4
Other current liabilities	215.5	190.5
Income taxes payable, current	63.3	64.4
Total current liabilities	581.0	532.8

Long-term debt, excluding current portion	250.0	250.0
Income taxes payable, long-term	15.5	15.2
Other liabilities	137.5	123.5

Total liabilities	984.0	921.5

Shareholders' equity	1,344.6	1,459.0

Total liabilities and shareholders' equity	$2,328.6	$2,380.5

STORE DATA:
Number of stores open at end of period	4,351	4,101
Total selling square footage (in millions)	37.6	35.1

The January 29, 2011 balance sheet information was derived from the audited financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Twelve Months Ended
	January 28,	January 29,
	2012	2011
	(unaudited)

Cash flows from operating activities:
Net income	$488.3	$397.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	163.9	159.7
Other non-cash adjustments	46.9	45.2
Changes in working capital	(12.6)	(83.5)
Total adjustments	198.2	121.4
Net cash provided by operating activities	686.5	518.7

Cash flows from investing activities:
Capital expenditures	(250.1)	(178.7)
Purchase of short-term investments	(6.0)	(157.8)
Proceeds from maturities of short-term investments	180.8	10.8
Purchase of restricted investments	(16.3)	(50.9)
Proceeds from maturities of restricted investments	5.3	52.1
Acquisition of Dollar Giant, net of cash acquired of $1.9	-	(49.4)
Other	0.2	(0.2)
Net cash used in investing activities	(86.1)	(374.1)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based
compensation plans	10.9	20.1
Payments for share repurchases	(645.9)	(417.1)
Tax benefit of stock-based compensation	13.8	7.8
Principal payments under long-term debt
and capital lease obligations	(2.0)	(15.1)
Net cash used in financing activities	(623.2)	(404.3)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.7)
Net decrease in cash and cash equivalents	(22.9)	(260.4)
Cash and cash equivalents at beginning of period	311.2	571.6
Cash and cash equivalents at end of period	$288.3	$311.2

The twelve months ended January 29, 2011 information was derived from the audited consolidated financial statements as of that date.